Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Fourth Quarter and

2009 Financial Results

CHICAGO (February 23, 2010) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, today announced financial results for the fourth quarter and year ended December 31, 2009.

2009 Fourth Quarter Results

Consolidated net revenue of $109.9 million declined 18.6 percent from $134.9 million in the 2008 fourth quarter, or approximately 23 percent on a constant currency basis. Net revenue declined 18.1 percent in the Americas and 28.6 percent in Europe (approximately 34 percent on a constant currency basis), and increased 1.4 percent in the Asia Pacific region (a decline of approximately 9 percent on a constant currency basis). Net revenue from Leadership Consulting Services increased 23.4 percent to $7.2 million and represented 6.6 percent of total net revenue in the quarter. Compared to the 2009 third quarter, consolidated net revenue increased 6.1 percent.

Operating income of $10.5 million increased 104.6 percent compared to 2008 fourth quarter operating income of $5.1 million and operating margin (measured as a percentage of net revenue) of 9.6 percent improved from 3.8 percent. Included in operating income is other operating income of $1.7 million representing the remeasurement of potential earnout payments related to a previous acquisition. Excluding restructuring and impairment charges of $1.3 million relating primarily to cash charges for severance, 2009 fourth quarter operating income was $11.8 million and operating margin was 10.7 percent. Management believes that the exclusion of restructuring charges more appropriately reflects core operations.

The number of executive search confirmations in the quarter increased 7.1 percent compared to the 2008 fourth quarter, and declined 1.0 percent compared to the 2009 third quarter. The number of consultants at December 31, 2009 was 359, compared to 419 at December 31, 2008, and 365 at September 30, 2009. Productivity, as measured by annualized net revenue per consultant, was $1.2 million compared to $1.3 million in the 2008 fourth quarter. The average revenue per executive search was $104,900 compared to $141,300 in the 2008 fourth quarter.

Commenting on the fourth quarter results, Chief Executive Officer L. Kevin Kelly said, “In the fourth quarter we saw continued improvements in a number of our financial and operational metrics. Consolidated net revenue has increased in each of the last three quarters, and for the first time since 2007, there was year-over-year growth in the number of search confirmations. While we couldn’t control market conditions, managing our cost structure was one of our most important objectives in 2009. The cost savings initiatives taken over the last year helped us achieve operating income, excluding restructuring and impairment charges, of $11.8 million in the fourth quarter and break even for the year. Looking forward, we will capitalize on the strategic initiatives around Leadership Advisory that we launched in 2009 as well as the continued improvements in our operating cost structure.”

Consolidated salaries and employee benefits declined 29.7 percent to $69.4 million, from $98.8 million in the comparable quarter of 2008. This decrease primarily reflects a reduction in bonus expense associated with the decline in revenue, and a decline in base salaries and payroll expense resulting from the company’s workforce reductions in January and May 2009. Salaries and employee benefits were 63.2 percent of net revenue for the quarter, compared to 73.2 percent in the 2008 fourth quarter.

Consolidated general and administrative expenses declined 2.3 percent to $30.3 million from $31.0 million in the 2008 fourth quarter. The decline primarily reflects costs savings initiatives and a decrease in bad debt expense, partially offset by higher fees paid for professional services, primarily related to an operations process improvement project. As a percentage of net revenue, consolidated general and administrative expenses were 27.6 percent, compared to 23.0 percent in the 2008 fourth quarter.

Net income was $9.4 million and diluted earnings per share were $0.52, based upon an effective tax rate in the quarter of 11.4 percent. These results compare to net income in the 2008 fourth quarter of $5.3 million and diluted earnings per share of $0.30, which reflected an effective tax rate of 27.9 percent.

Net cash generated by operating activities was $47.3 million in the 2009 fourth quarter, compared to $65.5 million in the 2008 fourth quarter. Cash and cash equivalents at December 31, 2009 were $123.0 million, compared to $234.5 million at December 31, 2008 and $75.3 million at September 30, 2009.

Regional Review

$ in millions	4Q 09	4Q 08	Change	3Q 09	Change
Americas
Net revenue	$55.9	$68.2	$(12.4)	$50.9	$4.9
Operating income	$11.5	$7.5	$4.0	$8.6	$3.0
Consultants	166	205	(39)	172	(6)

Europe
Net revenue	$32.4	$45.3	$(13.0)	$31.5	$0.9
Operating income	$2.5	$3.6	$(1.1)	$2.1	$0.4
Consultants	116	127	(11)	115	1

Asia Pacific
Net revenue	$21.6	$21.4	$0.3	$21.1	$0.6
Operating income	$4.1	$0.6	$3.5	$4.3	$(0.2)
Consultants	77	87	(10)	78	(1)

Corporate	$(8.0)	$(6.6)	$(1.5)	$(8.3)	$0.2
Restructuring charges	$(1.3)	$—	$(1.3)	$—	$(1.3)
Other operating income	$1.7	$—	$1.7	$—	$1.7

Operating income	$10.5	$5.1	$5.4	$6.7	$3.8

The Americas reported an 18.1 percent decline in year-over-year net revenue. The decline was across all industry practices. Operating income in the Americas improved 53.6 percent, largely as a result of a decline in salaries & employee benefits expense and, to a lesser extent, general and administrative expenses. The Americas achieved its third quarter of sequential net revenue improvement. Fourth quarter net revenue was up 9.6 percent compared to the third quarter driven by double digit revenue growth from the Financial Services, Education and Social Enterprise, Industrial, and Technology practices.

Europe reported a 28.6 percent year-over-year decline in net revenue (approximately 34 percent on a constant currency basis) with every industry practice declining. Operating income declined 30.6 percent, largely as a result of the decline in net revenue. Europe achieved its second quarter of sequential revenue growth, up 2.7 percent compared to the third quarter, driven by improvements in the Consumer, Financial Services, Life Sciences, and Professional Services practices.

The Asia Pacific region reported a slight increase of 1.4 percent in net revenue (on a constant currency basis net revenue declined approximately 9 percent), driven by increases from the Financial Services, Education & Social Enterprise, and Technology practices. The significant year-over-year improvement in operating income reflects a decline in salaries & employee benefits expense. This region also achieved its third quarter of sequential revenue growth, up 2.8 percent compared to the third quarter, as a result of growth in the Consumer, Education & Social Enterprise, Industrial, and Professional Services practices.

2009 Results

For the year ended December 31, 2009, consolidated net revenue of $395.7 million declined 35.8 percent from $615.9 million in 2008. On a constant currency basis, net revenue declined approximately 33 percent. Net revenue declined 35.9 percent in the Americas, 40.7 percent in Europe (approximately 35 percent on a constant currency basis) and 25.3 percent in Asia Pacific (approximately 24 percent on a constant currency basis). Each industry practice experienced a decline of at least 20 percent compared to 2008, but net revenue from Leadership Consulting Services increased 10.5 percent to $26.0 million and represented 6.6 percent of total net revenue in 2009.

There were 3,651 confirmed executive searches in 2009, a 24.1 percent decline compared to 4,812 in 2008. Productivity, as measured by annualized net revenue per consultant, was $1.0 million in 2009 compared to $1.5 million in 2008, and the average fee per executive search was $101,000, compared to $122,600 in 2008.

The reported operating loss was $26.7 million compared to operating income of $55.5 million in 2008. The operating loss is primarily due to a decrease in net revenue of $220.3 million and restructuring and impairment charges of $26.7 million, partially offset by a reduction in salaries & employee benefits expense of $153.8 million, and in general and administrative expenses of $9.3 million. The reported net loss was $20.9 million and the net loss per share was $1.24, reflecting an effective tax benefit rate of 29.6 percent. Net income in 2008 was $39.1 million and diluted earnings per share were $2.20, which reflected an effective tax rate of 37.2 percent.

Excluding restructuring and impairment charges of $26.7 million in 2009, which management believes more appropriately reflects core operations, operating income in 2009 was break-even.

2010 Outlook

The company expects that 2010 first quarter net revenue will be between $110 million and $117 million, representing year-over-year growth of between 23 percent and 31 percent, and operating margin of between 2 and 4 percent. The company is currently forecasting 2010 net revenue in the range of $440 million and $480 million, representing growth over 2009 net revenue of between 11 percent and 21 percent, and operating margin of between 4 and 6 percent.

Kelly added, “By all accounts, 2009 will likely be one of the most difficult economic years any of us will see in our lifetime. But we did more than just react. We took a number of actions that better position the company for revenue and operating margin growth as the economy recovers. A key objective for 2010 is to further integrate our executive search and leadership consulting capabilities to become the leadership advisory firm recognized as the premier authority on leadership talent. We can already point to some significant progress toward this goal. In a year when consolidated net revenue was down 36%, revenue from our leadership consulting services grew 11%. The continuation of many positive trends in our business, an improved operating cost structure, and positive feedback from our consultants and clients about improving market conditions give us many reasons to be cautiously optimistic about 2010 and beyond.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the fourth quarter and 2009 results today, February 23, at 9:00 am Central time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc. Heidrick & Struggles International, Inc., (Nasdaq:HSII) is the leadership advisory firm providing senior-level executive search and leadership consulting services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For more than 55 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the Corporation has provided a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within this earnings release are: operating income (loss), net income (loss), and net income (loss) per share (i.e., EPS) to the extent presented as “excluding restructuring and impairment charges.” These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax loss carryforwards; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; delays in the development and/or implementation of new technology and systems; and the ability to meet and achieve the expected savings resulting from cost-reduction initiatives and restructuring activities. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Wendi Taylor Nations, Senior Vice President, Chief Marketing Officer:

+1 312 496 1810 or wtaylornations@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		$ Change	% Change
	2009	2008
Revenue:
Revenue before reimbursements (net revenue)	$109,872	$134,929	$(25,057)	-18.6%
Reimbursements	5,255	6,848	(1,593)	-23.3%

Total revenue	115,127	141,777	(26,650)	-18.8%

Operating expenses:
Salaries and employee benefits	69,435	98,771	(29,336)	-29.7%
General and administrative expenses	30,311	31,022	(711)	-2.3%
Reimbursed expenses	5,255	6,848	(1,593)	-23.3%
Restructuring and impairment charges	1,281	—	1,281
Other operating income	(1,661)	—	(1,661)

Total operating expenses	104,621	136,641	(32,020)	-23.4%

Operating income	10,506	5,136	5,370	104.6%

Non-operating income:
Interest income, net	289	976
Other, net	(215)	1,219

Net non-operating income	74	2,195

Income before income taxes	10,580	7,331

Provision for income taxes	1,202	2,048

Net income	$9,378	$5,283

Basic weighted average common shares outstanding	17,070	16,359
Diluted weighted average common shares outstanding	17,958	17,388
Basic earnings per common share	$0.55	$0.32
Diluted earnings per common share	$0.52	$0.30
Salaries and employee benefits as a percentage of net revenue	63.2%	73.2%
General and administrative expense as a percentage of net revenue	27.6%	23.0%
Operating income as a percentage of net revenue	9.6%	3.8%
Effective tax rate	11.4%	27.9%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2009	2008	$ Change	% Change	2009 Margin *	2008 Margin *
Revenue:
Americas	$55,861	$68,229	$(12,368)	-18.1%
Europe	32,366	45,346	(12,980)	-28.6%
Asia Pacific	21,645	21,354	291	1.4%

Revenue before reimbursements (net revenue)	109,872	134,929	(25,057)	-18.6%
Reimbursements	5,255	6,848	(1,593)	-23.3%

Total revenue	$115,127	$141,777	$(26,650)	-18.8%

Operating income:
Americas	$11,540	$7,512	$4,028	53.6%	20.7%	11.0%
Europe	2,504	3,607	(1,103)	-30.6%	7.7%	8.0%
Asia Pacific	4,114	567	3,547	625.6%	19.0%	2.7%

Total regions	18,158	11,686	6,472	55.4%	16.5%	8.7%
Corporate	(8,032)	(6,550)	(1,482)	-22.6%

Operating income before restructuring and impairment charges and other operating income	10,126	5,136	4,990	97.2%	9.2%	3.8%
Restructuring and impairment charges	(1,281)	—	(1,281)
Other operating income	1,661	—	1,661

Operating income	$10,506	$5,136	$5,370	104.6%	9.6%	3.8%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Twelve Months Ended December 31,		$ Change	% Change
	2009	2008
	(Unaudited)
Revenue:
Revenue before reimbursements (net revenue)	$395,651	$615,904	$(220,253)	-35.8%
Reimbursements	19,067	28,956	(9,889)	-34.2%

Total revenue	414,718	644,860	(230,142)	-35.7%

Operating expenses:
Salaries and employee benefits	281,545	435,306	(153,761)	-35.3%
General and administrative expenses	115,758	125,061	(9,303)	-7.4%
Reimbursed expenses	19,067	28,956	(9,889)	-34.2%
Restructuring and impairment charges	26,720	—	26,720
Other operating income	(1,661)	—	(1,661)

Total operating expenses	441,429	589,323	(147,894)	-25.1%

Operating income (loss)	(26,711)	55,537	(82,248)	-148.1%

Non-operating income (expense):
Interest income, net	1,201	5,103
Other, net	(4,189)	1,613

Net non-operating income (expense)	(2,988)	6,716

Income (loss) before income taxes	(29,699)	62,253

Provision for (benefit from) income taxes	(8,791)	23,179

Net income (loss)	$(20,908)	$39,074

Basic weighted average common shares outstanding	16,901	16,747
Diluted weighted average common shares outstanding	16,901	17,727
Basic earnings (loss) per common share	$(1.24)	$2.33
Diluted earnings (loss) per common share	$(1.24)	$2.20
Salaries and employee benefits as a percentage of net revenue	71.2%	70.7%
General and administrative expense as a percentage of net revenue	29.3%	20.3%
Operating income as a percentage of net revenue	n/a	9.0%
Effective tax rate	29.6%	37.2%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2009	2008	$ Change	% Change	2009 Margin *	2008 Margin *
Revenue:
Americas	$201,530	$314,412	$(112,882)	-35.9%
Europe	119,441	201,462	(82,021)	-40.7%
Asia Pacific	74,680	100,030	(25,350)	-25.3%

Revenue before reimbursements (net revenue)	395,651	615,904	(220,253)	-35.8%
Reimbursements	19,067	28,956	(9,889)	-34.2%

Total revenue	$414,718	$644,860	$(230,142)	-35.7%

Operating income (loss):
Americas	$17,751	$45,783	$(28,032)	-61.2%	8.8%	14.6%
Europe	3,389	24,479	(21,090)	-86.2%	2.8%	12.2%
Asia Pacific	9,567	15,351	(5,784)	-37.7%	12.8%	15.3%

Total regions	30,707	85,613	(54,906)	-64.1%	7.8%	13.9%
Corporate	(32,359)	(30,076)	(2,283)	-7.6%

Operating income before restructuring and impairment charges and other operating income	(1,652)	55,537	(57,189)	-103.0%		9.0%
Restructuring and impairment charges	(26,720)	—	(26,720)
Other operating income	1,661	—	1,661

Operating income (loss)	$(26,711)	$55,537	$(82,248)	-148.1%		9.0%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2009	December 31, 2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$123,030	$234,531
Restricted cash	2,402	—
Accounts receivable, net	64,224	68,233
Other receivables	7,964	8,586
Prepaid expenses	15,916	18,191
Other current assets	1,693	1,788
Income taxes recoverable	15,649	9,935
Deferred income taxes	10,576	14,799

Total current assets	241,454	356,063

Non-current assets:
Property and equipment, net	26,092	28,172
Restricted cash	2,250	9,655
Assets designated for retirement and pension plans	25,502	24,973
Investments	10,417	12,594
Other non-current assets	6,843	8,532
Goodwill	109,010	101,234
Other intangible assets, net	8,636	13,543
Deferred income taxes	44,643	35,537

Total non-current assets	233,393	234,240

Total assets	$474,847	$590,303

Current liabilities:
Accounts payable	$5,948	$11,977
Accrued salaries and employee benefits	74,217	163,695
Other current liabilities	37,812	51,723
Income taxes payable	3,070	2,216
Deferred income taxes	1,867	906

Total current liabilities	122,914	230,517

Non-current liabilities:
Retirement and pension plans	31,687	27,503
Other non-current liabilities	29,355	25,755
Deferred income taxes	39	224

Total non-current liabilities	61,081	53,482

Stockholders’ equity	290,852	306,304

Total liabilities and stockholders’ equity	$474,847	$590,303

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended December 31,
	2009	2008
	(Unaudited)

Cash flows from operating activities:
Net income	$9,378	$5,283
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,905	2,476
Loss on sale of property and equipment	—	67
Deferred income taxes	(3,893)	6,494
Net realized and unrealized (gains) losses on investments	223	(685)
Stock-based compensation expense	3,989	6,005
Other operating income	(1,661)	—
Impairment charge	231	—
Restructuring charges	1,050	—
Cash paid for restructuring charges	(1,581)	(720)
Changes in assets and liabilities, net of effects of acquisitions:
Trade and other receivables	12,136	32,059
Accounts payable	(414)	(36)
Accrued expenses	15,267	21,036
Income taxes recoverable (payable), net	3,720	(6,007)
Retirement and pension assets and liabilities	2,097	(1,248)
Prepayments	5,953	1,727
Other assets and liabilities, net	(2,090)	(930)

Net cash provided by operating activities	47,310	65,521

Cash flows from investing activities:
Restricted cash	5,541	(9)
Acquisition of businesses, net of cash acquired	—	(146)
Capital expenditures	(2,221)	(5,474)
Purchases of cost and equity method investments	—	(2,812)
Proceeds from sales of equity securities	7	18
Payments to consultants related to sales of equity securities	(4)	(104)
Other, net	69	(3)

Net cash provided by (used in) investing activities	3,392	(8,530)

Cash flows from financing activities:
Proceeds from stock options exercised	—	66
Purchases of treasury stock	—	(1,033)
Cash dividends paid	(2,269)	(2,127)
Payment of employee tax withholdings on equity transactions	(269)	(408)

Net cash used in financing activities	(2,538)	(3,502)

Effect of exchange rate fluctuations on cash and cash equivalents	(428)	(1,981)

Net increase in cash and cash equivalents	47,736	51,508
Cash and cash equivalents at beginning of period	75,294	183,023

Cash and cash equivalents at end of period	$123,030	$234,531

Supplemental schedule of noncash financing activities:
Beginning of period - Accrued treasury stock purchases	$—	$706
Treasury stock purchases	—	5,378
Cash paid for treasury stock purchases	—	(5,051)

Accrued treasury stock purchases	$—	$1,033.00

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2009	2008
	(Unaudited)

Cash flows from operating activities:
Net income (loss)	$(20,908)	$39,074
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	11,265	10,544
Write-off of investment	2,977	—
Write-off of software development project	1,329	—
Loss on sale of property and equipment	—	67
Deferred income taxes	(10,107)	11,960
Net realized and unrealized (gains) losses on investments	2,054	(1,579)
Stock-based compensation expense	19,016	24,772
Other operating income	(1,661)	—
Impairment charge	4,080	—
Restructuring charges	22,640	—
Cash paid for restructuring charges	(25,020)	(2,841)
Changes in assets and liabilities, net of effects of acquisitions:
Trade and other receivables	7,786	2,925
Accounts payable	(566)	(349)
Accrued expenses	(86,708)	(13,488)
Income taxes payable, net	(4,848)	(10,061)
Retirement and pension assets and liabilities	2,097	(1,248)
Prepayments	4,397	(4,367)
Other assets and liabilities, net	(552)	(4,154)

Net cash provided by (used in) operating activities	(72,729)	51,255

Cash flows from investing activities:
Restricted cash	5,058	129
Acquisition of businesses, net of cash acquired	(15,453)	(14,801)
Capital expenditures	(12,274)	(13,402)
Purchases of cost and equity method investments	(1,300)	(2,812)
Proceeds from sales of equity securities	13	797
Payments to consultants related to sales of equity securities	(7)	(333)
Proceeds from sales of short-term investments	—	22,275
Proceeds from sale of a business, net	—	1,559
Other, net	84	5

Net cash used in investing activities	(23,879)	(6,583)

Cash flows from financing activities:
Proceeds from stock options exercised	1,238	897
Purchases of treasury stock	—	(48,071)
Cash dividends paid	(9,332)	(8,750)
Payment of employee tax withholdings on equity transactions	(3,386)	(8,764)

Net cash used in financing activities	(11,480)	(64,688)

Effect of exchange rate fluctuations on cash and cash equivalents	(3,413)	(6,033)

Net decrease in cash and cash equivalents	(111,501)	(26,049)
Cash and cash equivalents at beginning of period	234,531	260,580

Cash and cash equivalents at end of period	$123,030	$234,531

Supplemental schedule of noncash financing activities:
Beginning of period - Accrued treasury stock purchases	$—	$1,605
Treasury stock purchases	—	46,466
Cash paid for treasury stock purchases	—	(48,071)

Accrued treasury stock purchases	$—	$—